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                                                                    EXHIBIT 99.1

[JOHN Q. HAMMONS HOTELS & RESORTS LOGO]                    FOR IMMEDIATE RELEASE


Contact:    Scott Tarwater                   Kelly Campbell
            John Q. Hammons Hotels, Inc.    Publicis Dialog for John Q. Hammons
                                                Hotels, Inc.
            (417) 873-3591                   (972) 628-7738
            scott.tarwater@jqh.com           kelly.campbell@publicis-usa.com


                     JOHN Q. HAMMONS HOTELS, INC. ANNOUNCES
                   SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS

Springfield, Missouri--October 26, 2004--John Q. Hammons Hotels, Inc. (AMEX:
JQH) announced that its Board of Directors has formed a special committee to review a proposal received from Barcelo Crestline Corporation to acquire all of the outstanding shares of Class A Common Stock of John Q. Hammons Hotels, Inc. for $13.00 per Class A share. The special committee was formed on October 18, 2004 and is comprised of independent directors David C. Sullivan, Chairman, Donald H. Dempsey and James F. Moore. The special committee has been authorized to evaluate and review the Barcelo Crestline proposal, to negotiate the terms of the proposed transaction and to make a recommendation to the Board of Directors on behalf of the holders of the Class A shares.

The special committee has retained Lehman Brothers to act as its financial advisor in reviewing the Barcelo Crestline proposal. The special committee also has retained the law firm of Katten Muchin Zavis Rosenman to represent it and assist it in its review.

The Company also announced that a complaint has been filed in the Court of Chancery of the State of Delaware against the Company and members of its Board of Directors. The complaint alleges, among other things, that the consideration offered by Barcelo Crestline is inadequate and that the members of the Company's Board of Directors have breached their fiduciary duties in connection with the proposed transaction. The complaint, which purports to be filed by a stockholder of the Company, includes a request for a declaration that the action be maintained as a class action and seeks, among other things, to enjoin the Company from consummating the proposed transaction with Barcelo Crestline. The Company and its Board of Directors believe that the complaint against them is without merit and intend to vigorously contest the lawsuit.

"The Company has not reached any agreement with Barcelo Crestline with respect to their proposal," stated the Committee's chairman, David Sullivan. "We are fully committed to ensuring that any transaction that occurs is the product of a fair process that maximizes value to the holders of the Class A Common Stock. We believe the lawsuit that has been brought against the Company and its directors in reaction to the proposal received from Barcelo Crestline is premature, and we encourage shareholders to allow us the opportunity to respond to this proposal in an appropriate and thoughtful manner."

About John Q. Hammons Hotels, Inc.

John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. The Company owns 46 hotels located in 20 states, containing 11,370 guest rooms or suites, and manages 14 additional

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hotels located in seven states containing 3,158 guest rooms or suites. The majority of these 60 hotels operate under the Embassy Suites, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator. Additional information is available at the Company's web site: http://www.jqhhotels.com.


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